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                                                                      EXHIBIT 11

                                     PAGE 1


                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                  (UNAUDITED)
                              DOLLARS IN THOUSANDS


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
                                         Thirteen Weeks Ended                 Twenty-Six Weeks Ended
                                    -------------------------------       --------------------------------
                                        July 26,           July 27,           July 26,            July 27,
                                            1997               1996               1997                1996
                                    ------------       ------------       ------------       -------------

The computation of net income
    available and adjusted shares
    outstanding follows:

Net income                          $     52,578       $     36,054       $    101,039       $      66,140

Less:
    Preferred stock dividends                 --                 --                 --              (2,578)
                                    ------------       ------------       ------------       -------------

Net income used for
    primary and fully
    diluted computation             $     52,578       $     36,054       $    101,039       $      63,562
                                    ============       ============       ============       =============

Weighted average number of
    common shares outstanding        159,655,766        148,264,940        159,647,011         148,255,748

Add (where dilutive):
    Assumed exercise of those
    options that are common
    stock equivalents, net of
    treasury shares deemed to
    have been repurchased              2,190,955          1,865,386          2,127,811           1,709,860

    Assumed conversion of
    convertible preferred stock       19,152,269         29,843,228         19,292,235          23,481,782
                                    ------------       ------------       ------------       -------------

Adjusted shares outstanding,
    used for primary and
    fully diluted computation        180,998,990        179,973,554        181,067,057         173,447,390
                                    ============       ============       ============       =============

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